Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Nalco Holding Company for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 23, 2009 with respect to the consolidated financial statements and schedules of Nalco Holding Company and the effectiveness of internal control over financial reporting of Nalco Holding Company included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
March 5, 2009